AMENDMENT NO. 1 TO
                      AGREEMENT AND PLAN OF REORGANIZATION


     This Amendment No. 1 to Agreement and Plan of Reorganization is entered into as of this 24th day of October, 1995 by and between MMI Medical, Inc., a California corporation ("MMI") and MEDIQ, Incorporated, a Delaware corporation ("MEDIQ").

     WHEREAS, MMI, MEDIQ and certain other parties entered into that certain Agreement of Merger and Plan of Reorganization (the "Agreement") dated as of May 18, 1994 pursuant to which MEDIQ Equipment and Maintenance Services, Inc., a subsidiary of MEDIQ was merged with a subsidiary of MMI;

     WHEREAS, pursuant to the Agreement, MMI agreed to use reasonable efforts to cause all Registrable Securities (as defined in the Agreement) to be registered under the 1933 Act as soon as reasonably practical after the filing of its annual report of Form 10-K for the fiscal year ending April 28, 1995;

     WHEREAS, MMI and MEDIQ have agreed to modify the timing of MMI's agreement to effect such registration.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements contained herein, the parties hereto hereby agree as follows:

     1. Section 11.2(a) of the Agreement is hereby amended to read in full as follows:

     11.2 Registration

     (a) MMI shall employ its reasonable efforts to cause all Registrable Securities to be registered under the 1933 Act as soon as reasonably practicable during the first quarter of calendar 1996; provided, however, that if MMI shall furnish to MEDIQ a certificate signed by its President stating that, in the good faith judgment of the board of directors of MMI, it would be detrimental to MMI or its shareholders for a registration statement to be filed in the near future, the MMI shall have the right to defer the filing of a registration statement with respect to such Registrable Securities until such time as the board of directors of MMI deems advisable, but in no event later than April 30, 1996, and thereafter shall employ its reasonable efforts to cause all Registrable Securities to be registered under the 1933 Act as soon as practicable.

     MMI shall be obligated to effect only one registration pursuant to this
     Article XI.

     2. All defined terms used herein which are not otherwise defined shall have the meanings set forth in the Agreement.

     3. Except where inconsistent with the express terms of this Amendment No. 1, all provisions of the Agreement as originally entered into prior to the date hereof shall remain in full force ad effect.

     4. This Amendment shall be governed by and construed in accordance with the laws of the State of California as applied to contracts between California residents made and to be performed entirely within the State of California.

     5. This amendment may be executed in any number of counterparts by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original and all of which taken together shall constitute one in the same agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Amendment No. 1 to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.


                                        MMI MEDICAL, INC.

                                        By: /s/ Samuel Salen
                                            ----------------------------------
                                            Samuel Salen
                                            Its: President


                                        MEDIQ INCORPORATED

                                        By: /s/ Michael Sandler
                                            -----------------------------------
                                            Michael Sandler
                                            Its: Senior Vice President